August 6, 2007 BEVERAGE CREATIONS, INC. 639 CLEVELAND STREET #34 CLEARWATER, FL 33755
FLORIDA DEPARTMENT OF STATE Division of Corporations

Re: Document Number P96000035689

The Articles of Amendment to the Articles of Incorporation of TIDALWAVE HOLDINGS INC. which changed its name to BEVERAGE CREATIONS, INC., a Florida corporation, were filed on August 3, 2007.

This document was electronically received and filed under FAX audit number H07000196358.

Should you have any questions regarding this matter, please telephone (850) 245-6050, the Amendment Filing Section.

Darlene Connell

Document Specialist

Division of Corporations

Letter Number: 307A00048206

Articles of Amendment

to

Articles of Incorporation

of

Tidalwave Holdings Inc.

                            (Name of corporation as currently filed with the Florida Dept. of State)

P96000035689

(Document number of corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendment(s) to its Articles of Incorporation:

NEW CORPORATE NAME (if changing):

Beverage Creations, Inc.

(Must contain the word "corporation," ''company," or "incorporated" or the abbreviation "Corp.,' Inc.," or "Co.')

(A professional corporation must contain the word "chartered'', "professional association," or the abbreviation "P.A.")

AMENDMENTS ADOPTED-(OTHER THAN NAME CHANCE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Amendment to Article VI. Directors

"The name and address of the sole member of the Board of Directors is:

Joseph Meuse, Director

360 Main Street, PD. Box 393

Washington, VA 22747

(Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A

(continued)

The date of each amendment(s) adoption: August 2, 2007

Effective date if applicable:  August 2, 2007

(no more than 90 days alter amendment file date;

Adoption of Amendment(s)

(CHECK ONE)

☐

The amendment(s) was/were approved by the shareholders. The number of votes cast: for the amendment(s) by the shareholders was/were sufficient for approval.

☐

The amendment(s) was/were approved by the shareholders through voting croups. The fallowing statement must be separately provided for each voting group entitled to vote, separately on the amendment(s):

"The: number of votes east for the amendment(s) was/were sufficient for approval by

(voting group)

☒

The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐

The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signature:

/s/ Joseph Meuse

 (By a director, president/ or other officer - if directors or officers have not been selected, by an incorporator - if in the hands of a receiver, trustee. or other court appointed fiduciary by, that fiduciary)

Joseph Meuse

(Typed or printed name of person signing)

Director

(Title of person signing)

FILING FEE: $35